

                                                               Exhibit 11.1
                  THE HOME DEPOT, INC. AND SUBSIDIARIES

                     COMPUTATION OF BASIC AND DILUTED
                            EARNINGS PER SHARE

(In Millions, Except Per Share Data)

                                                  Three Months Ended

                                                 May 2,        May 3,
                                                  1999          1998
BASIC
Net Earnings Available to Common
   Shareholders                              $     489     $     337

Weighted Average Number of
   Common Shares Outstanding                     1,478         1,466
             Basic Earnings Per Share        $    0.33     $    0.23

DILUTED

Net Earnings Available to Common
   Shareholders                              $     489     $     337

Tax Effected Interest Expense Attributable
   to 3.25% Convertible Subordinated Notes           5             6
Net Earnings Available to Common
   Shareholders Assuming Dilution            $     494     $     343

Weighted Average Number of
   Common Shares Outstanding                     1,478         1,466

Effect of Potentially Dilutive Securities:
   3.25% Convertible Subordinated Notes             48            48

   Employee Stock Plans                             32            25

Weighted Average Number of Common Shares
    Outstanding Assuming Dilution                1,558         1,539


        Diluted Earnings Per Share           $    0.32     $    0.22

      (1) Employee stock plans represent shares granted under the Company's employee  stock  purchase plan and stock option plans, as well  as  shares issued  for deferred compensation stock plans.  For fiscal years 1999  and
 1998, shares issuable upon conversion of the Company's 3.25% Notes, issued in  October  1996,  were  included  in  weighted  average  shares assuming
 dilution  for  purposes  of calculating  diluted  earnings   per share. To
 calculate  diluted  earnings  per  share,  net  earnings are adjusted  for tax-effected net interest  and issue costs on the 3.25%  Notes and divided by weighted average shares assuming dilution.

